SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SONIC SOLUTIONS

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SONIC SOLUTIONS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 2, 2003

TO THE SHAREHOLDERS OF SONIC SOLUTIONS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Sonic Solutions, a California corporation (“Sonic”), will be held on September 2, 2003 at 3:00 p.m., Pacific Daylight Time, at Sonic’s principal executive offices located at 101 Rowland Way, Suite 110, Novato, California 94945 for the following purposes:

1.	To elect five directors to serve for the ensuing year and until their successors are elected;

2.	To approve an amendment to Sonic’s Restated Articles of Incorporation to increase the authorized number of shares of common stock by 70,000,000 shares, from 30,000,000 shares to 100,000,000 shares; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on July 14, 2003 (the “Record Date”) are entitled to notice of and to vote at the meeting and any adjournments thereof.

All shareholders are cordially invited to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Mary C. Sauer

Secretary

Novato, California

            , 2003

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. THANK YOU FOR ACTING PROMPTLY.

SONIC SOLUTIONS

101 ROWLAND WAY, SUITE 110

NOVATO, CALIFORNIA 94945

(415) 893-8000

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Sonic Solutions (“Sonic”) for use at Sonic’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held September 2, 2003 at 3:00 p.m., California time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at Sonic’s principal executive offices located at 101 Rowland Way, Suite 110, Novato, California 94945. The telephone number at that address is (415) 893-8000.

These proxy solicitation materials were mailed on or about             , 2003 to all shareholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

Shareholders of record at the close of business on July 14, 2003 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 19,671,931 shares of Sonic’s common stock and no shares of preferred stock were outstanding and entitled to vote at the meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of Sonic a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

Voting and Solicitation

Every shareholder voting for the election of directors may exercise cumulative voting rights and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than five candidates. However, no shareholder shall be entitled to cumulate votes unless a shareholder gives notice at the Annual Meeting prior to the voting of the intention to cumulate votes, and no votes may be cast in favor of a candidate unless the candidate’s name has been placed in nomination prior to the voting. On all other matters each share is entitled to one vote on each proposal or item that comes before the Annual Meeting.

Sonic intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of vote. With respect to Proposal 2 only, the affirmative vote of a majority of the shares of Sonic’s common stock issued and outstanding as of the Record Date and entitled to vote is required for approval. Abstentions will be treated as shares that are present or represented and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approval. Thus, abstentions have the effect of negative votes on the proposal. If no specific instructions are given in the proxy, the shares will be voted for approval of Proposal 2. Shares as to which proxy authority has been withheld with respect to Proposal 2, including broker non-votes, will not be considered as present or represented with respect to the proposal but will otherwise have the same effect as a negative vote on Proposal 2.

Solicitation of proxies may be made by directors, officers and other employees of Sonic by personal interview, telephone or telegraph. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by Sonic. Sonic will, upon request, reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Sonic’s Bylaws currently provide for a Board consisting of not less than five nor more than seven directors. The number of directors is presently fixed at five. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below, all of whom are presently directors of the company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

The name of and certain other information regarding each nominee is set forth in the table below.

Name Of Nominee	Age	Position With Sonic	Director Since

Robert J. Doris	50	President and Chief Executive Officer	1986

Mary C. Sauer	50	Senior Vice President of Business Development, Secretary and Director	1986

Robert M. Greber	65	Director	1993

Peter J. Marguglio	56	Director	1986

R. Warren Langley	60	Director	2001

Mr. Doris is married to Ms. Sauer. There are no other family relationships between any director or executive officer of Sonic.

Robert J. Doris.    Mr. Doris founded Sonic in 1986 and has served as President, Chief Executive Officer and Director since that time. Prior to 1986 he was President of The Droid Works, a subsidiary of Lucasfilm Ltd., which produced computer-based video and digital audio systems for the film and television post-production and music recording industries. Prior to founding The Droid Works, Mr. Doris was a Vice President of Lucasfilm and General Manager of the Lucasfilm Computer Division. Mr. Doris received B.A., J.D. and M.B.A. degrees from Harvard University.

Mary C. Sauer.    Ms. Sauer founded Sonic in 1986 and has served as a Vice President and Director since that time. Ms. Sauer became Senior Vice President of Marketing and Sales in February 1993 and currently performs the role of Senior Vice President of Business Development and Secretary. Prior to 1986, Ms. Sauer was Vice President of Marketing for The Droid Works, and prior to joining The Droid Works, Ms. Sauer was Director of Marketing for the Lucasfilm Computer Division. Ms. Sauer received an M.B.A. in Finance and Marketing from the Wharton School of the University of Pennsylvania and a B.F.A. from Washington University in St. Louis.

Robert M. Greber.    Mr. Greber has served as a director of Sonic since August 1993. Mr. Greber served as president and Chief Operating Officer of The Pacific Stock Exchange from July 1990 until December 1995. In January 1996, he was elected Chairman and Chief Executive Officer of The Pacific Stock Exchange. In December 1999, Mr. Greber retired from The Pacific Stock Exchange. Prior to joining The Pacific Stock Exchange, he was from, 1985 to 1987, President and Chief Executive Officer of Diagnostic Networks, Inc., a

network of Magnetic Resonance Imaging Centers which was merged into NMR America in 1987. Prior to joining Diagnostic Networks, Inc., Mr. Greber was President and Chief Executive Officer of Lucasfilm Ltd. from 1981 to 1985 where, among other duties, he oversaw development of digital technologies for video, film, audio, and special effects and video games applications. Before joining Lucasfilm, Mr. Greber was associated with the firm of Merrill Lynch where he was Vice President and Manager of the Los Angeles Institutional Office. Mr. Greber holds a B.S. in Finance from Temple University. Mr. Greber also serves on the Board of Bay View Capital Corp.

Peter J. Marguglio.    Mr. Marguglio has served as a Director of Sonic since August 1986. Since January 1990, Mr. Marguglio has worked at Eatec Corporation, a software Sonic located in Berkeley, California where he is now President. Prior to joining Eatec, Mr. Marguglio was President of Resource Marketing, Inc., an equipment leasing firm he founded in 1981. Mr. Marguglio holds a Mechanical Engineering degree from the University of Washington and an M.B.A. degree from Stanford University.

R. Warren Langley.    Mr. Langley has served as a Director and as a member of the Audit Committee of Sonic since June 2001. Since January 2000, Mr. Langley has been a consultant and the Managing Principal of the GuruWizard Fund, LLC. From January 2000 to May 2000, he served as interim CEO of Brush Dance, a creator of Mind-Body-Spirit products. From September 1996 until March 1999, Mr. Langley served as President and Chief Operating Officer of The Pacific Stock Exchange. From August 1987 to January 1998, he was a Principal and Chief Operating Officer of Hull Trading in Chicago, a proprietary derivatives trading firm. Mr. Langley has also worked as Director of Operations Research and Industrial Engineering at United Airlines and worked in several capacities in the software, energy, and defense consulting industries after serving in the United States Air Force for fifteen years. Mr. Langley holds degrees from the United States Air Force Academy, Massachusetts Institute of Technology, and Georgia Institute of Technology.

Board Meetings and Committees

The Board held a total of four meetings during the fiscal year ended March 31, 2003. No incumbent director participated in fewer than 75% of the total number of meetings of the Board and all meetings of the committees, if any, upon which such director served.

During the fiscal year ended March 31, 2003, the Audit Committee of the Board consisted of Mr. Marguglio, Mr. Greber and Mr. Langley. All of the Audit Committee members are independent directors as defined in the National Association of Securities Dealers listing standards. The principal functions of the Audit Committee are to recommend engagement of Sonic’s independent auditors, to consult with Sonic’s auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting Sonic’s operating results and to review Sonic’s financial control procedures and personnel. The Audit Committee held four meetings during the fiscal year ended March 31, 2003.

The Board does not have a nominating committee or a compensation committee.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended March 31, 2003 with Sonic’s management and has discussed the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees) with the representatvies of KPMG LLP, the independent auditors of Sonic. The independent auditors have provided a written disclosure to the Audit Committee in compliance with Independence Standards Board No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed the auditors’ independence with KPMG LLP. Based on the review of the audited consolidated financial statements for the year ended March 31, 2003 and the discussions between the Audit Committee, Sonic’s management and the independent auditors, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for the year ended March 31, 2003 be included in Sonic’s Annual Report to shareholders and in Sonic’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 26, 2003.

The Audit Committee acts under a written charter that was first adopted and approved by Sonic’s Board of Directors on June 1, 2000. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Sonic’s management, which has the primary responsibility for financial statements and reports, and of the independent auditor, who, in its report, expresses an opinion on the conformity of Sonic’s annual financial statements to generally accepted accounting principals. A copy of the charter is attached as Exhibit A to this Proxy Statement.

Compensation of Directors

Sonic does not pay fees to its directors for attendance at meetings. Sonic does reimburse its directors for their out-of-pocket expenses incurred in the performance of their duties as directors of Sonic. Directors of Sonic who are not, and have not been during the preceding twelve months, employees, and who do not directly or indirectly own more than 5% of Sonic’s common stock, are eligible to receive an initial grant and thereafter annual grants of options to purchase shares of Sonic’s common stock in accordance with Sonic’s Nonemployee Directors Stock Option Plan.

PROPOSAL TWO

AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION

Background

The Board of Directors has adopted, subject to shareholder approval, an amendment to Sonic’s Restated Articles of Incorporation to increase the authorized number of shares of common stock by 70,000,000 shares, from 30,000,000 shares to 100,000,000 shares.

Description of the Proposed Amendment

Sonic’s Restated Articles of Incorporation currently authorize the issuance of 30,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. On June 27, 2003 the Board of Directors adopted a resolution approving of an amendment to the Restated Articles of Incorporation to increase the authorized number of shares of common stock to 100,000,000, subject to shareholder approval. Since Sonic’s Restated Articles of Incorporation also authorize 10,000,000 shares of preferred stock, the amendment will also affect a related increase in the total number of shares of capital stock authorized for issuance from 40,000,000 shares to 110,000,000.

Purpose and Effect of the Proposed Amendment

As of July 14, 2003, Sonic had 19,671,931 shares of common stock outstanding and no shares of preferred stock outstanding, and as of that date, Sonic had approximately 6,060,893 shares of common stock reserved for issuance under options granted pursuant to Sonic’s stock option plans.

The Board of Directors believes that it is in Sonic’s best interest to increase the number of shares of common stock to ensure that Sonic has sufficient shares for its future needs. If the proposed amendment is approved, the Board intends to cause a Certificate of Amendment to the Restated Articles of Incorporation to be filed with the California Secretary of State as soon as practicable after the date of the Annual Meeting. Upon effectiveness of the amendment, Sonic will have an additional 70,000,000 shares of common stock authorized for issuance.

The Board of Directors considers it advisable to have additional authorized shares of common stock available to allow Sonic to act promptly with respect to possible future financings, possible stock dividends, possible acquisitions, additional issuances under its stock option plans and for other corporate purposes approved by the Board. Having additional authorized shares of common stock available for issuance in the future would give Sonic greater flexibility and allow shares of common stock to be issued without the expense or delay of a special shareholders’ meeting, except when shareholder approval may be required by applicable laws or regulations. All subsequent issuances of the increased number of authorized shares will require authorization by the Board of Directors in compliance with the California Corporations Code and relevant securities and NASDAQ rules. Other than for issuance under the stock option plans, Sonic has no specific plans for the issuance of additional shares of common stock.

The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. In the event of a hostile takeover attempt to take over control of Sonic, it may be possible for Sonic to endeavor to impede the attempt by issuing shares of the common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of Sonic. The proposed amendment, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for Sonic’s shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting Sonic’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of Sonic’s business. However, the Board of Directors is not aware of any attempt to take control of Sonic and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Required Vote

Approval of the amendment to Sonic’s Restated Articles of Incorporation requires the affirmative vote of a majority of the shares of Sonic’s common stock outstanding on the Record Date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the common stock as of June 1, 2003 (i) by each person who is known by Sonic to own beneficially more than 5% of the common stock, (ii) by each of Sonic’s directors, (iii) by each of Sonic’s executive officers named in the Summary Compensation Table under the caption “Executive Compensation” below, and (iv) by all directors and executive officers as a group.

Name and address(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(2)

Robert J. Doris (3)	1,984,556	10.8%
Mary C. Sauer(4)	987,329	5.4%
Peter J. Marguglio(5)	254,433	1.4%
Robert M. Greber(6)	29,250	*
R. Warren Langley(7)	21,333	*
A. Clay Leighton(8) Delta Partners LLC(9)	460,444 1,374,784	2.5 7.5	% %
All directors and executive officers as a group (6 persons)	3,737,345	20.3%

*Less	than 1%.

(1)	The address of the persons set forth above is c/o Sonic Solutions, 101 Rowland Way, Suite 110, Novato, CA 94945.

(2)	This table is based upon information supplied by directors, officers and principal shareholders. Applicable percentage ownership for each shareholder is based on 18,448,818 shares of common stock outstanding as of June 1, 2003, together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to the community property laws where applicable. Shares of common stock subject to options are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not treated as outstanding for computing the percentage ownership of any other person.

(3)	Includes 1,152,889 shares owned by Mr. Doris, and 831,667 shares issuable upon exercise of options which will be exercisable within 60 days of June 1, 2003.

(4)	Includes 518,662 shares owned by Ms. Sauer, and 468,667 shares issuable upon exercise of options which will be exercisable within 60 days of June 1, 2003.

(5)	Includes 208,443 shares owned by Mr. Marguglio, and 46,000 shares issuable upon exercise of options which will be exercisable within 60 days of June 1, 2003.

(6)	Consists of shares issuable upon exercise of options which will be exercisable within 60 days of June 1, 2003.

(7)	Consists of shares issuable upon exercise of options which will be exercisable within 60 days of June 1, 2003.

(8)	Includes 93,500 shares owned by Mr. Leighton and 366,944 shares issuable upon exercise of options which will be exercisable within 60 days of June 1, 2003.

(9)	Information om holdings of Delta Partners LLC is taken from Schedule 13G filed on March 7, 2003. Delta Partners LLC, Charles Jobson and Christopher Argyrople share voting and dispositive power over all shares listed and Prism Offshore Fund Limited shares voting and dispositive power over 851,213 of the shares listed. Chistopher Argyrople is the managing member of Delta Partners LLC. Delta Partners LLC is the investment manager of Prism Offshore Limited.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER STOCK OPTION PLANS

The following table provides information as of March 31, 2003 regarding securities authorized for issuance under Sonic’s stock option plans. The stock option plans of Sonic include the 1989 Stock Option Plan, the 1994 Non-Employee Directors Stock Option Plan, the 1998 Stock Option Plan, and the 2000 Stock Option Plan. All of the stock option plans were approved by Sonic’s shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	5,292,674	$3.13	1,201,926

The 1998 Stock Option Plan is subject to an annual increase of shares to be made on the last day of each fiscal year equal to 2% of the total number of shares of Sonic’s common stock outstanding on such date. The 2000 Stock Option Plan is subject to an annual increase to be made on the lesser of (i) 5% of the total number of shares of Sonic’s common stock outstanding on such date, (ii) 750,000 shares of common stock, or (iii) an amount determined by the board of directors.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation for the fiscal years ended March 31, 2003, 2002 and 2001 for the Chief Executive Officer and each of Sonic’s other executive officers who earned at least $100,000 during fiscal year 2003 and who served as executive officers at fiscal year end. None of the named executive officers earned any bonuses or compensation for these fiscal years other than as set forth in the table or received any restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

SUMMARY COMPENSATION TABLE

				Long-Term Compensation
	Fiscal Year Ended March 31,	Annual Compensation		Number of Securities Underlying Options (#)(1)
Name and Principal Position		Salary ($)	Bonus ($)
Robert J. Doris	2003	$198,750	$0	170,000
President (Chief Executive Officer)	2002	$161,250	$0	260,000
and Director	2001	$225,000	$0	85,000

Mary C. Sauer	2003	$135,750	$0	80,000
Senior Vice President, Business	2002	$89,250	$0	170,000
Development, Secretary and Director	2001	$127,875	$0	40,000

Christopher A. Kryzan(2)	2003	$187,000	$63,934	0
Senior Vice President,	2002	$187,000	$40,132	70,000
Engineering and Marketing	2001	$187,000	$38,917	48,000

A. Clay Leighton	2003	$168,333	$15,000	100,000
Senior Vice President Worldwide Operations,	2002	$151,600	$15,000	250,000
Finance and Chief Financial Officer	2001	$180,000	$15,000	50,000

(1)	All figures in this column represent options to purchase Sonic’s common stock.

(2)	Mr. Kryzan resigned as an executive officer of Sonic effective May 31, 2003. Mr. Kryzan acted as a consultant to Sonic through July 11, 2003 pursuant to an agreement dated May 31, 2003.

The following table sets forth certain information regarding grants of stock options made during the fiscal year ended March 31, 2003 to the executive officers named in the Summary Compensation Table. Since inception, Sonic has not granted any stock appreciation rights.

OPTION GRANTS IN LAST FISCAL YEAR

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Individual Grants
	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date
Name						5%	10%
Robert J. Doris	170,000	(1)	10%	$8.19	9/3/12	$875,609	$2,218,967

Mary C. Sauer	80,000	(1)	5%	$8.19	9/3/12	$412,051	$1,044,220

A. Clay Leighton	100,000	(2)	6%	$3.97	3/11/13	$249,671	$632,716

(1)	Options vest over a period of one year at a rate of 8.333% per month.
(2)	Options vest over a period of three years at a rate of 2.778% per month.

The exercise price is equal to the fair market value of Sonic’s common stock on the date of grant, as determined by reference to the closing price of Sonic’s common stock on the Nasdaq National Market. The options are subject to earlier expiration in the event of the officer’s termination of employment with Sonic. Potential realizable value is based on an assumption that the fair market value of the stock on the date of grant appreciates at the stated rate, compounded annually, from the date of grant until the end of the option terms. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect Sonic’s estimate of future stock price appreciation. All of the options in the above table were granted under Sonic’s stock option plans.

The following table sets forth information regarding the number and value of options exercised during the fiscal year ended March 31, 2003 and of unexercised options held by the named executive officers on March 31, 2003. Value of in-the-money options is considered to be the difference between the exercise price and the closing price of $5.70 per share of the common stock as quoted on the Nasdaq National Market on March 31, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized ($)	Number of Securities Underlying Unexercised Option at Fiscal Year End Exercisable/Unexercisable	Value of In-the-Money Options at Fiscal Year End Exercisable/Unexercisable(1)
Robert J. Doris	0	0	775,000/85,000	2,485,823/0
Mary C. Sauer	0	0	442,000/40,000	1,481,040/0
Christopher A. Kryzan (2)	0	0	283,000/0	1,051,056/0
A. Clay Leighton	20,000	148,388	332,500/167,500	1,238,739/502,108

(1)	These values have not been, and may not be, realized, and are based on the positive spread between the respective exercise prices of the outstanding stock options and the closing price of Sonic’s common stock at March 31, 2003 ($5.70).

(2)	Mr. Kryzan resigned as an executive officer of Sonic effective May 31, 2003. Mr. Kryzan acted as a consultant to Sonic through July 11, 2003 pursuant to an agreement dated May 31, 2003.

Sonic did not make any awards during the fiscal year ended March 31, 2003 to any of the executive officers named in the Summary Compensation Table under any long-term incentive plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, excluding the stock options set forth above.

REPORT OF THE BOARD REGARDING EXECUTIVE COMPENSATION

The Board does not have a Compensation Committee. Accordingly, it is the responsibility of the entire Board to determine the most effective total executive compensation strategy, based upon Sonic’s business needs and consistent with shareholders’ interests, to administer Sonic’s executive compensation plans, programs and policies, to monitor corporate performance and its relationship to compensation of executive officers, and to take other appropriate actions concerning matters of executive compensation.

Compensation Philosophy

Sonic was formed in 1986 as a private company and initially offered common stock to the public in February 1994. Four key goals form the basis for compensation decisions for all employees of Sonic:

1.    To attract and retain the most highly qualified management and employee team;

2.    To pay competitively compared to similar audio and video software and hardware companies and to provide appropriate reward opportunities for achieving high levels of performance compared to similar organizations in the marketplace;

3.    To emphasize sustained performance by aligning rewards with shareholder interests; and

4.    To motivate executives and employees to achieve Sonic’s annual and long-term business goals and encourage behavior toward the fulfillment of those objectives.

Equity participation and a strong alignment to shareholders’ interests are key elements of Sonic’s executive compensation philosophy. As a result of this philosophy, Sonic’s executive compensation program consists of base salary, cash bonuses, incentive stock options and standard benefits.

Base Salary and Cash Bonuses.    The Board recognizes the importance of maintaining compensation practices and levels of compensation competitive with those offered by audio and video software and hardware companies in comparable stages of development. For external marketplace comparison purposes, a significant group of companies operating in our industry are utilized for determining competitive compensation levels.

Base salary represents the fixed component of the executive compensation program. Sonic’s philosophy regarding base salaries is conservative, maintaining base salaries at or somewhat below the competitive industry approximate median. Determination of base salary levels is established on an annual review of marketplace competitiveness with similar audio and video software and hardware companies, and on individual performance. Periodic increases in base salary relate to individual contributions evaluated against established objectives, relative marketplace competitiveness levels, length of service, and the industry’s annual competitive pay practice movement.

Cash bonuses are based primarily on Sonic’s financial performance for the year and also include an assessment of individual performance.

Equity Ownership—Stock Options.    The Board strongly believes that it is important for key employees who have significant responsibility for the management, growth, and future success of Sonic to have significant equity ownership interest in Sonic and have the potential to gain financially from Sonic stock price increases. The interests of shareholders, executives and employees should thereby be closely aligned. The Board seeks to provide such ownership interest to executives and key employees, giving them the right to purchase Sonic shares of common stock in the future at a price equal to fair market value at the date of grant. Sonic generally grants such stock options throughout the year.

Under Sonic’s stock option plans, shares of Sonic’s common stock may be purchased at the option price set by Sonic. All grants must be exercised according to the provisions of Sonic’s stock option plans. All outstanding options expire on the earlier of ten years after the date of grant or 90 days after termination of service with Sonic.

Other Benefits.    Sonic’s philosophy is to provide adequate health- and welfare-oriented benefits to executives and employees. Sonic provides no other executive benefits.

Sonic’s Chief Executive Officer, Mr. Doris, is also a founder of Sonic with a significant equity interest. The Board seeks to compensate Mr. Doris primarily through base salary and the grants of stock options. In fiscal 2003, Mr. Doris was eligible to receive a base salary of $198,750, which was slightly higher than the base salary of $161,250 received in fiscal 2002. Mr. Doris did not receive a cash bonus in the fiscal year ended March 31, 2003. In establishing Mr. Doris’ salary, the Board considered Sonic’s past growth in revenue and profitability, Sonic’s experience in achieving product development goals, domestic and international sales and Sonic’s ability to develop the current management team. The total cash compensation paid to Mr. Doris in the fiscal year ended March 2003 is less than that paid to chief executive officers of the competitive industry comparative group; however, the Board believes that this compensation is appropriate in light of his equity interest.

Summary

The Board believes that the compensation of executives by Sonic is appropriate and competitive with the compensation programs provided by other audio and video software and hardware companies with which Sonic competes for executives and employees in light of the equity interests of Sonic’s founders. The Board believes its compensation strategy, principles, and practices result in a compensation program tied to shareholder returns and linked to the achievement of annual and longer-term financial and operational results of Sonic on behalf of Sonic’s shareholders.

The Board of Directors

—Robert J. Doris

—Robert M. Greber

—Peter J. Marguglio

—Mary C. Sauer

—R. Warren Langley

Compensation Committee Interlocks and Insider Participation

The Board does not have a Compensation Committee. Accordingly, the entire Board determines executive compensation. Robert J. Doris and Mary C. Sauer are directors and are the founders and principal executive officers of Sonic.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires Sonic’s directors and executive officers, and persons who own more than 10% of a registered class of Sonic’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and 10% shareholders are also required by Securities and Exchange Commission rules to furnish Sonic with copies of all Section 16(a) forms that they file.

Based solely on representations from certain reporting persons, Sonic believes that, during the fiscal year ended March 31, 2003, (i) each of the following persons failed to file a Form 4 within the time period required by the rules and regulations of the Securities and Exchange Commission: Robert J. Doris (grant of options on September 3, 2002 to purchase 170,000 shares), Mary C. Sauer (grant of options on September 3, 2002 to purchase 80,000 shares), Peter J. Marguglio (grant of options on September 3, 2002 to purchase 24,000 shares), Robert M. Greber (grant of options on September 3, 2002 to purchase 30,000 shares), R. Warren Langley (grant of options on September 3, 2002 to purchase 24,000 shares), and A. Clay Leighton (grant of options on March 11, 2003 to purchase 100,000 shares). On May 12, 2003 a Form 5 was filed for R. Warren Langley reporting the grant of options mentioned above. On May 13, 2003 a Form 5 was filed for Robert M. Greber reporting the grant of options mentioned above. On May 14, 2003 a Form 5 was filed for Robert J. Doris, Mary C. Sauer, Peter J. Marguglio, and A. Clay Leighton reporting the grant of options mentioned above.

PERFORMANCE GRAPHS

The following performance graph compares the cumulative total shareholder return on our common stock with the cumulative total return of of the Standard and Poors 500 Index, and the Standard and Poors Information Technology Index. The total shareholder return reflects the change in share price during the period, assuming an investment of $100 on March 31, 1998 plus the reinvestment of dividends, if any. No dividends were paid on the common stock during the period shown. The stock price performance shown below is not necessarily indicative of future stock price performance.

*	$100 invested on 3/31/98 in stock or index including reinvestment of dividends. Fiscal year ending March 31.

Measurement Period (Fiscal Year Covered)	Sonic Solutions	S&P 500 Index	S&P Information Technology
FYE 03/98	$100.00	$100.00	$100.00
FYE 03/99	134.69	118.46	164.43
FYE 03/00	302.04	139.72	297.44
FYE 03/01	42.87	109.43	114.72
FYE 03/02	244.90	109.69	106.22
FYE 03/03	186.12	82.53	71.53

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee and Board of Directors has selected KPMG LLP as independent public accountants to audit the financial statements of Sonic for the 2003 fiscal year. KPMG LLP has acted as Sonic’s auditors since March 31, 1993. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. The representatives of KPMG LLP also will be available to respond to questions raised during the meeting. The Audit Committee approved non-audit services performed by KPMG LLP in fiscal year 2003, and determined that such services were compatible with maintaining KPMG LLP’s independence with respect to Sonic. A summary of the fees billed by KPMG LLP for audit and other professional services in fiscal year 2003 appears below. Included in fiscal 2002 is $160,000 in fees related to the fiscal year 2001 that were billed and paid in fiscal year 2002. Included in fiscal 2003 is $166,000 in fees related to the fiscal year 2002 that were billed and paid in fiscal year 2003.

Fees	March 31, 2003	March 31, 2002
AUDIT FEES:
Audit Review and Preparation – Consists of fees billed for audit of financial statements and review of interim financial statements	401,000	145,000
Statutory Audits – Consists of fees billed in relation to required statutory audits of foreign subsidiaries	—	2,400
SEC Compliance – Consists of fees billed for assistance with our SEC filings	73,800	86,500

TOTAL AUDIT FEES	474,800	233,900

AUDIT-RELATED FEES	—	—

TAX FEES:
Consists of fees billed in relation to preparation and review of income tax returns, fees billed in relation to advice on tax matters and consists of tax planning and strategy services	68,045	44,280

ALL OTHER FEES:
Consists of other products or services, including financial information systems design and implementation services	—	—

TOTAL ALL FEES	542,845	278,180

SHAREHOLDER PROPOSALS

Proposals of Sonic’s shareholders which are intended to be presented at Sonic’s 2004 annual meeting of shareholders must be received by the Secretary of Sonic no later than April 4, 2004 in order to be included in the proxy soliciting material relating to that meeting.

OTHER MATTERS

Sonic knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

THE BOARD OF DIRECTORS

Dated: July             , 2003

EXHIBIT A

AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors of

Sonic Solutions

Purposes:

The purposes of the audit committee are to:

Monitor the integrity of the financial statements of Sonic.

Oversee the independence of Sonic’s independent auditor.

Recommend to the board of directors the selection of the independent auditor, evaluate the independent auditor and, where appropriate, recommend the replacement of the independent auditor; it being understood that the independent auditor is ultimately accountable to the board of directors and the audit committee, and that the board of directors and the audit committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to propose the independent auditor for shareholder approval).

Composition:

The audit committee is composed of three or more directors, as determined by the board of directors, each of whom shall be meet the independence and financial literacy requirements of NASDAQ, and at least one of whom shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Unless a chair is designated by the board of directors, the committee members may appoint their own chair by majority vote.

Responsibilities

Recommend to the board of directors the selection of the independent auditor, which shall ultimately be accountable to the audit committee and the board of directors.

Evaluate the written disclosures and the letter that the independent auditor submits to the audit committee regarding the auditor’s independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor and, if so determined by the audit committee in response to such reports, recommend that the board of directors take appropriate action to oversee the independence of the independent auditor.

Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.

Meet with management and the independent auditor to review and discuss the annual financial statements and the report of the independent auditor thereon and, to the extent the independent auditor or management brings any such matters to the attention of the audit committee, to discuss significant issues encountered in the course of the audit work, including restrictions on the scope of activities, access to required information or the adequacy of internal controls.

Review the management letter delivered by the independent auditor in connection with the audit.

A-1

Following such reviews and discussions, if so determined by the audit committee, recommend to the board of directors that the annual financial statements be included in Sonic’s annual report.

Meet quarterly with management and the independent auditor to review and discuss the quarterly financial statements; provided that this responsibility may be delegated to the chairman of the audit committee.

Meet at least once each year in separate executive sessions with management and the independent auditor to discuss matters that the committee or either of these groups believes could significantly affect the financial statements and should be discussed privately.

Have such meetings with management as the audit committee deems appropriate to discuss significant financial risk exposures facing Sonic, and steps management has taken to monitor and control such exposures.

Review significant changes to Sonic’s accounting principles and practices proposed by the independent auditor or management.

Evaluate the performance of the independent auditor and, if so determined by the audit committee, recommend to the board of directors replacement of the independent auditor.

At the request of Sonic counsel, review with Sonic counsel legal and regulatory matters that may have a significant impact on Sonic’s financial statements, compliance policies or programs.

Conduct or authorize such inquiries into matters within the committee’s scope of responsibility as the committee deems appropriate. The committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any such inquiries.

Provide minutes of audit committee meetings to the board of directors, and report to the board of directors on any significant matters arising from the committee’s work.

At least annually, review and reassess this charter and, if appropriate, recommend proposed changes to the board of directors.

Prepare the report required by the rules of the Securities and Exchange Commission to be included in Sonic’s annual proxy statement.

It is not the responsibility of the audit committee to plan or conduct audits, or to determine whether

Sonic’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. It is not the responsibility of the audit committee to conduct inquiries, to resolve disagreements, if any, between management and the independent auditor, or to assure compliance with laws, regulations or

Sonic compliance policies or programs.

A-2

SONIC SOLUTIONS

P  R  O  X  Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

September 2, 2003

The undersigned shareholder of Sonic Solutions hereby appoint(s) Robert J. Doris and A. Clay Leighton, or either of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to vote as designated on the reverse side, and in their discretion, upon such other business as may properly be presented to the meeting, all of the shares of SONIC SOLUTIONS which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders to be held on September 2, 2003, at 3:00 p.m., Pacific Daylight time, at 101 Rowland Way, Suite 110, Novato, California, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned Shareholder. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS ON THE REVERSE SIDE. The proxy holders in their discretion may cumulate votes for the election of directors. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying Proxy Statement.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

<  FOLD AND DETACH HERE  <

☐	Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Item 1.

Proposal 1 – ELECTION OF DIRECTORS

Nominees:

01) Robert J. Doris    02) Peter J. Marguglio    03) R. Warren Langley    04) Robert M. Greber

05) Mary C. Sauer

FOR                          WITHHELD FOR ALL

 ☐                                                 ☐

WITHHELD FOR: (Write that nominee’s name in the space provided below.)

The Board of Directors recommends a vote FOR Item 2.

Proposal 2 – AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION

FOR                              AGAINST                             ABSTAIN

 ☐                                         ☐                                           ☐

Please complete, date and sign this proxy and mail it promptly in the enclosed envelope to assure representation of your shares.

Signature                                                        Signature                                                    Date

NOTE:  Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please have an officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.

FOLD AND DETACH HERE